FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS MARCH SALES RESULTS

Secaucus, New Jersey - April 10, 2008 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales of $160.1 million for the five-week period ended April 5, 2008, a 3% increase compared to sales of $155.7 million for the five-week period ended April 7, 2007. Comparable store sales decreased 3% compared to last year’s 5% comparable store sales increase.

Total Sales (millions):

	March 2008	March 2007	% Increase	Year-to-Date 2008	Year-to-Date 2007	% Increase
The Children’s Place	$ 160.1	$ 155.7	3%	$ 271.5	$ 251.8	8%

Comparable Store Sales Increase/(Decrease):

	March 2008	March 2007	Year-to-Date 2008	Year-to-Date 2007
The Children’s Place	(3)%	5%	1%	4%

As a result of the Company’s decision to exit the Disney Store North America (“DSNA”) business, the Company will report the results of the DSNA business as discontinued operations from the beginning of the fiscal year and therefore will no longer provide monthly sales results for the DSNA business. The discontinued operations will be reflected in the Company’s Form 10-Q for the first quarter ended May 3, 2008.

In a separate press release this morning, the Company announced that Jill Kronenberg, Senior Vice President, General Merchandise Manager, has resigned in order to spend more time with her family, and that it is promoting Dina Sweeney and Celeste Risimini-Johnson who between them will divide the responsibilities of Ms. Kronenberg. For more information, please see the press release.

In conjunction with today’s March sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, April 17, 2008. To access the call, please dial (402) 220-2668 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children's apparel and accessories. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of April 5, 2008, the Company owned and operated 906 The Children’s Place stores and its online store at www.childrensplace.com.
- more -

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its reports on Forms 10-K and 10-Q. Risks and uncertainties relating to the exit of the DSNA business, including the risk that the transaction with The Walt Disney Company may not be approved or may not occur, the risk that any plan or reorganization may not be approved, the risk that claims may be asserted against the Company or its subsidiaries other than Hoop, whether or not such claims have any merit, and that the Company will need to devote substantial resources to defend such claims, the risk that Disney may bring litigation against the Company and assert various claims under the Guaranty Agreement and other agreements relating to the Company's operation of the DSNA business ,the risk that the Company may not be able to access, if necessary, additional sources of liquidity or obtain financing on commercially reasonable terms or at all, the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy, as well as risks and uncertainties relating to other elements of the Company’s strategic review, could cause actual results, events and performance, including aggregate estimated exit costs, to differ materially. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Heather Anthony, Senior Director, Investor Relations, (201) 558-2865 Media: Leigh Parrish/Diane Zappas, FD, (212) 850-5600

###